July 25, 2019

Anton Feingold
Secretary
Ares Commercial Real Estate Corp
245 Park Avenue, 42nd Floor
New York, New York 10167

       Re: Ares Commercial Real Estate Corp
           Form S-3
           Filed July 19, 2019
           File No. 333-232742

Dear Mr. Feingold:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jennifer Gowetski at 202-551-3401 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities